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EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in Item 6-Selected Financial Data in this Annual Report (Form 10-K) and to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-80835, No. 333-72961,
No. 333-45533, No. 333-39289, No. 333-12983, No. 333-06873, No. 33-97680,
No. 33-84974, Forms S-8 No. 333-88237, No. 333-83403, No. 333-66257,
No. 333-44474, No. 333-06869, Forms S-4 No. 333-44576 and No. 333-35873) of
Equity Residential Properties Trust and in the related Prospectuses of our report dated February 15, 2001, with respect to the consolidated financial statements and schedule of Equity Residential Properties Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2000.


                                       /s/ Ernst & Young LLP

                                       Ernst & Young LLP


Chicago, Illinois
February 19, 2001